Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	January 24, 2011
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS FOURTH QUARTER 2010
NET INCOME OF $14.2 MILLION AND FULL YEAR 2010 NET INCOME OF $63.3 MILLION
     LAKE FOREST, ILLINOIS—Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $14.2 million or $(0.06) per diluted common share for the quarter ended December 31, 2010, and $63.3 million or $1.02 per diluted common share for the full year of 2010. The fourth quarter of 2010 and full year 2010 results include a non-cash deemed preferred stock dividend of $11.4 million. Fourth quarter 2010 net income per diluted common share was reduced by $0.33 as a result, while full year 2010 net income per diluted common share was reduced by $0.36. This was recorded as a result of the Company’s full repurchase of its TARP Capital Purchase Program preferred stock (“TARP”) (see “Capital” section later in this document) on December 22, 2010.
     The Company’s total assets of $14.0 billion at December 31, 2010 increased $1.8 billion from December 31, 2009. Total deposits as of December 31, 2010 were $10.8 billion, an increase of $886.6 million from December 31, 2009. Noninterest bearing deposits increased by $336.9 million or 39% since December 31, 2009, while NOW, money market and savings deposits increased $553.5 million or 16% during the same time period. Total loans, including loans held for sale and excluding covered loans, were $10.0 billion as of December 31, 2010, an increase of $1.3 billion over December 31, 2009. Commercial real-estate loans as a percentage of total loans declined to 34% at December 31, 2010, down from 39% at December 31, 2009.
     Edward J. Wehmer, President and Chief Executive Officer, commented “We are pleased to report net income of $14.2 million for the fourth quarter of 2010 and $63.3 million for the full year 2010. Core pre-tax earnings increased 60% in 2010, to $196.5 million from $122.8 million in 2009. The annualized run rate of core pre-tax earnings, based on fourth quarter results, improved to $232.7 million.

     The fourth quarter of 2010 was an extremely active time for the Company. In December, we completed a capital offering that generated $327.5 million of net cash proceeds and added $284.2 million to our capital base. This allowed us to fully repurchase our $250 million of TARP securities from the U.S. Treasury in December. Coupled with our March 2010 capital offering that raised $210.3 million, we increased our total risk-based capital ratio to 13.9% while increasing our asset size by $1.8 billion.”
     Mr. Wehmer noted, “The Company’s net interest margin for the quarter improved to 3.46% from 3.22% in the third quarter of 2010. For the full year of 2010, the Company’s net interest margin increased to 3.37% from 3.01% in 2009. The 36 basis point improvement was primarily caused by:
•	58 basis point improvement from lower re-pricing of retail deposits

•	23 basis point improvement due to an increase in the accretion on the purchased life insurance premium finance portfolio as a result of prepayments

•	10 basis point improvement as a result of lower wholesale funding costs

Partially offset by:

•	33 basis point reduction due to the combination of higher levels of liquidity management assets and lower yields on those assets due to a higher than normal short-term liquidity position during this challenging interest rate environment

•	17 basis point reduction due to lower yield on loans

•	Five basis point reduction due to lower contribution from net free funds.”
     Commenting on credit, Mr. Wehmer said, “The Company continues to aggressively identify potential non-performing credits and take actions on existing non-performing credits.” Mr. Wehmer continued, commenting that excluding the impact of the covered loans acquired in the FDIC-assisted transactions: “total non-performing assets as a percent of total assets has remained at very stable levels for the past 5 quarters. During the fourth quarter, the Company recorded a provision for credit losses of $28.8 million, net charge-offs of $23.5 million, and OREO losses on sales and valuation adjustments of $5.5 million. Our allowance for loan losses increased to $113.9 million or 1.19% of total loans.” Commenting on the Company’s deposit base, Mr. Wehmer noted that “the Company’s deposit mix is more balanced and less reliant on single product retail certificate of deposit customers and wholesale deposits than it was at December 31, 2009.”

     In closing, Mr. Wehmer added, “In 2010 we strategically increased our market expansion through FDIC-assisted transactions and other branch purchase decisions into desirable markets. We strengthened our capital base which brought our tangible book value up to $25.80 at year-end. Our core pre-tax earnings run rate on an annualized basis for the fourth quarter is substantially higher than our core pre-tax earnings for all of 2010. We will continue to evaluate opportunities in all of our lines of business as the Company is well positioned for opportunities in 2011.”

     Analysis for the following financial metrics and respective time periods is presented below: core pre-tax earnings by year (last 5 year-ends), core pre-tax earnings by quarter on an annualized basis (last 5 quarter-ends), non-performing loans as a percent of total loans (last 5 year-ends), non-performing assets as a percent of total assets (last 5 year-ends), and tangible common book value per share (last 5 year-ends).
•	The core pre-tax earnings calculation and the tangible common book value per share calculation are shown within “Supplemental Financial Measures/Ratios” later in this release

•	Core pre-tax earnings by quarter are annualized based on the number of days within each quarter

•	Non-performing loans to total loans ratio excludes covered loans

•	Non-performing assets to total assets ratio excludes covered assets

     See “Acquisitions” and “Securitizations” later in this document for additional explanations of loan balance changes between comparable periods. The Company’s loan portfolio is diversified among a wide variety of loan types. Please see the tables included in the remainder of this document for additional disclosures regarding the components of the commercial and commercial real estate portfolio, the allowance for credit losses, loan portfolio aging statistics and purchased loans subject to loss sharing agreements with the FDIC (which we refer to as “covered loans”).
     Wintrust’s key operating measures and growth rates for the fourth quarter of 2010, as compared to the sequential and linked quarters are shown in the table below:

				% or (4)		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	December 31,	September 30,	December 31,	3rd Quarter		4th Quarter
	2010	2010	2009	2010		2009
Net income	$14,205	$20,098	$28,167		(29)%		(50)%
Net income (loss) per common share — diluted	$(0.06)	$0.47	$0.90		(113)%		(107)%

Core pre-tax earnings (2)	$58,666	$48,074	$39,931		22%		47%
Net revenue (1)	$157,138	$157,636	$172,022		—%		(9)%
Net interest income	$112,677	$102,980	$86,934		9%		30%

Net interest margin (2)	3.46%	3.22%	3.10%	24	bp	36	bp
Net overhead ratio (3)	1.73%	1.28%	0.17%	45	bp	156	bp
Return on average assets	0.40%	0.57%	0.92%	(17	)bp	(52	)bp
Return on average common equity	(0.66)%	5.44%	10.97%	(610	)bp	(1,163	)bp

At end of period
Total assets	$13,968,074	$14,100,368	$12,215,620		(4)%		14%
Total loans, excluding covered loans	$9,599,886	$9,461,155	$8,411,771		6%		14%
Total loans, including loans held-for-sale, excluding covered loans	$9,971,333	$9,781,595	$8,687,486		8%		15%
Total deposits	$10,803,673	$10,962,239	$9,917,074		(6)%		9%
Total shareholders’ equity	$1,436,549	$1,398,912	$1,138,639		11%		26%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions, Securitization and Capital
Acquisitions
          On August 17, 2010, the Company announced that its wholly-owned subsidiary bank, Wheaton Bank & Trust Company (“Wheaton”) signed a Branch Purchase and Assumption Agreement whereby it agreed to acquire a branch of First National Bank of Brookfield (“Naperville”) located in Naperville, Illinois. The transaction closed on October 22, 2010 and the acquired operations are operating as Naperville Bank & Trust. Through this transaction, Wheaton Bank & Trust Company acquired approximately $23 million of deposits, approximately $11 million of performing loans, the property, bank facility and various other assets.
          On August 6, 2010, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), in an FDIC-assisted transaction, had acquired certain assets and liabilities and the banking operations of Ravenswood Bank (“Ravenswood”). Ravenswood operated one location in Chicago, Illinois and one in Mount Prospect, Illinois.
          On April 23, 2010, the Company announced that Northbrook and Wheaton, in two FDIC-assisted transactions, had acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank (“Lincoln Park”) and Wheatland Bank (“Wheatland”), respectively. Lincoln Park operated four locations in Chicago, Illinois. Wheatland had one location in Naperville, Illinois.
          In summary, in the FDIC-assisted transactions:
     • Northbrook assumed approximately $120 million of the outstanding deposits and approximately $188 million of assets of Ravenswood, prior to purchase accounting adjustments.
     • Northbrook assumed approximately $160 million of the outstanding deposits and approximately $170 million of assets of Lincoln Park, prior to purchase accounting adjustments.
     • Wheaton assumed approximately $400 million of the outstanding deposits and approximately $370 million of assets of Wheatland, prior to purchase accounting adjustments.
          The Company recognized a gain of $6.6 million in the third quarter of 2010 and $250,000 in the fourth quarter of 2010 (due to final valuation adjustments) on the Ravenswood acquisition. The Company recognized gains of $22.3 million and $4.2 million in the second quarter of 2010 on the Wheatland and Lincoln Park acquisitions, respectively. These gains are shown as a gain on bargain purchases, which is a component of non-interest income, on the Company’s statements of income. The Company recorded goodwill of $1.6 million on the Naperville acquisition.
     Loans comprise the majority of the assets acquired in the three FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. We refer to the loans subject to these loss-sharing agreements as “covered loans.” Covered assets include covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.
     In 2009, the Company announced that its indirect, wholly-owned subsidiary, First Insurance Funding Corp. (“FIFC”) completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (“the seller”), subsidiaries of American International Group, Inc. In doing so, FIFC acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to the life insurance premium finance business and assumed certain related liabilities. An aggregate unpaid principal balance of $1.0 billion was purchased for $745.9 million in cash.

     In connection with the purchase of the life insurance premium finance business, the Company recognized a $10.9 million gain in the first quarter of 2010, a $43.0 million gain in the fourth quarter of 2009 and a $113.1 million gain in the third quarter of 2009. As of March 31, 2010, the full amount of bargain purchase gain was recognized into income. The following table presents a summary of the discount components for the life insurance premium finance portfolio purchase as of December 31, 2010 and shows the changes in the balances from December 31, 2009:
Purchased Loan Portfolio
Summary of Acquisition

		Credit
		discounts -
		non-
	Accretable	accretable
(Dollars in thousands)	discounts	discounts
Balances at December 31, 2009	$65,026	$37,323
- Accretion (effective yield method)	(5,418)	—
- Accretion recognized as accounts prepay	(1,427)	(2,289)
- Discount used for loans written off	(144)	(1,044)

Balances at March 31, 2010	$58,037	$33,990

- Accretion (effective yield method)	(4,810)	—
- Accretion recognized as accounts prepay	(3,434)	(3,418)
- Reclassification from nonaccretable to accretable	1,986	(1,986)
- Discount used for loans written off	—	(369)

Balances at June 30, 2010	$51,779	$28,217

- Accretion (effective yield method)	(5,139)	—
- Accretion recognized as accounts prepay	(1,672)	(1,680)
- Reclassification from accretable to nonaccretable	(52)	52
- Discount used for loans written off	—	(190)

Balances at September 30, 2010	$44,916	$26,399

- Accretion (effective yield method)	(6,873)	—
- Accretion recognized as accounts prepay	(4,591)	(3,181)
- Reclassification from accretable to nonaccretable	(137)	137
- Discount used for loans written off	—	(128)

Balances at December 31, 2010	$33,315	$23,227
     On April 20, 2009, Wintrust Capital Management (formerly known as Wayne Hummer Asset Management Company) completed its purchase and assumption of certain assets and liabilities of Advanced Investment Partners, LLC (“AIP”). AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The impact related to the AIP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Securitization
Sale of Loans
     On September 11, 2009, Wintrust’s indirect, wholly-owned subsidiary, FIFC Premium Funding I, LLC (the “Issuer”), sold $600,000,000 aggregate principal amount of its Series 2009-A Premium Finance Asset Backed Notes,

Class A (the “Notes”). The Notes were issued in a securitization transaction sponsored by First Insurance Funding Corp.
     The Notes bear interest at an annual rate equal to one-month LIBOR plus 1.45% and have an expected average term of 2.93 years; provided, however, that the entire unpaid balance of the Notes shall be due and payable in full on February 17, 2014. At the time of issuance, the Notes were eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”). The Issuer’s obligations under the Notes are secured by revolving loans made to buyers of property and casualty insurance policies to finance the related premiums payable by the buyers to the insurance companies for the policies. The premium finance loans will be transferred from time to time by FIFC to FIFC Funding I, LLC (the “Depositor”) and by the Depositor to the Issuer.
Change in Accounting Treatment
     During 2009, the securitization facility qualified for sales treatment. At December 31, 2009, approximately $594 million of commercial premium finance loans were held in the securitization facility and were not reflected on the Company’s balance sheet. In accordance with newly applicable accounting guidance, and anticipated by the Company, effective January 1, 2010 the securitization facility was recorded on the balance sheet of the Company as a secured borrowing. As a result of this new guidance, the Company’s balance sheet since January 1, 2010 reflects all loans outstanding in the securitization facility, the $600 million of secured borrowing notes issued to the securitization investors and cash in the securitization facility.
Capital
     On December 22, 2010, the Company repurchased all 250,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”), which it issued to the U.S. Department of Treasury under the TARP Capital Purchase Program. The Preferred Stock was repurchased at a price of $251.3 million, which included accrued and unpaid dividends of $1.3 million. The repurchase of the Preferred Stock resulted in a non-cash charge that reduced net income applicable to common shares in the fourth quarter of 2010 by approximately $11.4 million. This amount represents the difference between the repurchase price and the carrying amount of the Preferred Stock, or the accelerated accretion of the applicable discount on the preferred shares.
     In December 2010, the Company sold 3.66 million shares of common stock at $30.00 per share in a public offering. The Company received net proceeds of $104.8 million after deducting underwriting discounts and commissions and estimated offering expenses. At the same time the Company sold 4.6 million 7.50% tangible equity units (“TEU”) at a public offering price of $50.00 per unit. The Company received net proceeds of $222.7 million after deducting underwriting discounts and commissions and estimated offering expenses. In total, the Company received net proceeds of $327.5 million from the December offerings.
     In March 2010, the Company sold 6.67 million shares of common stock at $33.25 per share in a public offering. The Company received net proceeds of $210.3 million after deducting underwriting discounts and commissions and estimated offering expenses.
     As of December 31, 2010, the Company’s estimated capital ratios were 13.9% for total risk-based capital, 12.6% for tier 1 risk-based capital and 10.6% for leverage, well above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 8.0% at December 31, 2010.
Financial Performance Overview — Fourth Quarter of 2010
     For the fourth quarter of 2010, net interest income totaled $112.7 million, an increase of $25.7 million as compared to the fourth quarter of 2009 and an increase of $9.7 million as compared to the third quarter of 2010. Average earning assets for the fourth quarter of 2010 increased by $1.8 billion compared to the fourth quarter of 2009. Average earning asset growth over the past 12 months was primarily a result of the $1.2 billion increase in average loans and $274.8 million increase in average liquidity management assets. Growth in the life insurance premium finance portfolio and a change in accounting for the commercial premium finance securitization facility accounted for $844 million of the total average loan growth over the past 12 months, while the three FDIC-assisted acquisitions accounted for $338 million of average covered loan growth. The average earning asset growth of $1.8 billion over the past 12 months was funded by a $473 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $384 million, an increase in the average balance of retail certificates of deposit of $273 million, an increase of $600 million due to the secured borrowing notes to the securitization investors and an increase in the average balance of brokered certificates of deposit and other wholesale borrowings of $60 million.
     The net interest margin for the fourth quarter of 2010 was 3.46%, compared to 3.10% in the fourth quarter of 2009 and 3.22% in the third quarter of 2010. The 24 basis point increase in net interest margin in the fourth quarter of 2010 compared to the third quarter of 2010 was primarily caused by an additional $6.2 million increase in the accretion on the purchased life insurance portfolio resulting from increased prepayments in the fourth quarter (increased net interest margin by 19 basis points), lower costs for interest-bearing deposits (increased net interest margin by 12 basis points), lower yields on loans (reduced net interest margin by five basis points), lower yields on liquidity management assets (reduced net interest margin by one basis point), and a lower contribution from net free funds (decreased net interest margin by one basis point).
     Non-interest income totaled $44.5 million in the fourth quarter of 2010, decreasing $40.6 million, or 48%, compared to the fourth quarter of 2009 and decreasing $10.2 million, or 19%, compared to the third quarter of 2010. Mortgage banking revenue increased $6.2 million when compared to the fourth quarter of 2009 as loans originated and sold to the secondary market were $1.3 billion in the fourth quarter of 2010 compared to $953 million in the fourth quarter of 2009 and $1.1 billion in the third quarter of 2010 (see “Non-Interest Income” section later in this document for further detail). Also, net gains on available-for-sale securities decreased $483,000 in the fourth quarter of 2010 compared to the prior year quarter and decreased $9.1 million compared to the third quarter of 2010, primarily related to the sale during the earlier period of certain collateralized mortgage obligations. Early in July 2010, we liquidated approximately $160 million of collateralized mortgage obligations, recognizing a $7.7 million gain on available-for-sale securities in the third quarter of 2010. Trading income decreased by $3.8 million in the fourth quarter of 2010 when compared to the fourth quarter of 2009 primarily due to the realization in the prior year of larger market value increases on certain collateralized mortgage obligations held in trading.
     Non-interest expense totaled $106.2 million in the fourth quarter of 2010, increasing $15.9 million, or 18%, compared to the fourth quarter of 2009 and increasing $6.5 million compared to the third quarter of 2010. The increase compared to the fourth quarter of 2009 was primarily attributable to an $11.1 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $6.3 million increase in bonus and commissions as variable pay based revenue increased (primarily in our mortgage banking and wealth management businesses), a $3.5 million increase in salaries caused by the additional employees from the three FDIC-assisted transactions and larger staffing related to Company growth, and a $1.3 million increase from employee benefits (primarily related to health plans and payroll taxes). Additionally, OREO related expenses increased $2.1 million and professional fees increased $1.2 million, primarily related to increased legal costs related to non-performing assets and recent bank acquisitions.

Financial Performance Overview — Full Year 2010
     The net interest margin for 2010 was 3.37%, compared to 3.01% in 2009. The increase in the net interest margin in 2010 compared to 2009 was primarily caused by lower costs for interest-bearing deposits (increased net interest margin by 58 basis points), an additional $24.4 million of accretion on the purchased life insurance portfolio as more prepayments occurred throughout 2010 (increased net interest margin by 23 basis points) and lower costs for wholesale funding (increased net interest margin by 10 basis points), offset by higher balances and lower yields on liquidity management assets, including the negative impact of selling certain collateralized mortgage obligations, (reduced net interest margin by 33 basis points), lower yields on loans (reduced net interest margin by 17 basis points) and lower contribution from net free funds (reduced net interest margin by five basis points). Average earning assets for 2010 increased by $2.0 billion compared to 2009. Average earning asset growth for 2010 compared to 2009 was primarily a result of the $1.1 billion increase in average loans, a $567 million increase in liquidity management assets and $232 million of covered loans. The acquisition of a life insurance premium finance portfolio and subsequent growth in this product accounted for $819 million of the total average loan growth for 2010 compared to 2009. The average earning asset growth of $2.0 billion was funded by a $653 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $422 million, an increase in the average balance of retail certificates of deposit of $284 million, and an increase of $600 million due to the secured borrowing notes to the securitization investors.
     Non-interest income totaled $192.2 million in 2010, decreasing $125.5 million, or 40%, compared to 2009. The decrease was primarily attributable to the inclusion of the $156.0 million of bargain purchase gains recorded during 2009 relating to life insurance premium finance loan acquisition in 2009. In comparison, during 2010, the Company recorded bargain purchase gains of $44.2 million as described earlier under “Acquisitions.” Wealth management revenue contributed an $8.6 million increase in non-interest income as improvements in the equity markets overall has led to a 30% increase in wealth management revenue during 2010 compared to 2009. Mortgage banking revenue decreased $7.1 million when compared to 2009. Expenses recognized for the estimated liability associated with mortgage loans previously sold with recourse to the secondary market were higher in the current year due to increased repurchase demands from investors. The Company recognized $11.0 million of recourse obligation expense in 2010 compared to $900,000 in 2009. Also, net gains on available-for-sale securities increased $10.1 million in the current year, primarily related to the sale of certain collateralized mortgage obligations. Trading gains decreased by $21.6 million in the current year primarily due to realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading, that were sold in July 2010.
     Non-interest expense totaled $382.5 million in 2010, increasing $38.4 million, or 11%, compared to 2009. The increase compared to 2009 was primarily attributable to a $28.9 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $12.6 million increase in bonus and commissions as variable pay based revenue increased (primarily in our mortgage banking and wealth management businesses), a $11.4 million increase in salaries caused by the additional employees from the three FDIC-assisted transactions and larger staffing as the Company grows, and a $4.9 million increase from employee benefits (primarily related to health plan and payroll taxes). Additionally, professional fees increased $3.0 million primarily related to increased legal costs related to non-performing assets and recent bank acquisitions, and miscellaneous expenses increased $4.0 million. Data processing expense increased $2.4 million as a result of higher volumes and conversion related expenses associated with FDIC-assisted transactions. These increases were partially offset by a $3.2 million reduction in FDIC insurance expenses as the FDIC imposed an industry-wide special assessment on financial institutions in the prior year second quarter.
Financial Performance Overview — Credit Quality
     Non-performing loans, excluding covered loans, totaled $141.8 million, or 1.48% of total loans, at December 31, 2010, compared to $134.3 million, or 1.42% of total loans, at September 30, 2010 and $131.8 million, or 1.57% of total loans, at December 31, 2009. OREO, excluding covered OREO, of $71.2 million at December 31, 2010 decreased $5.5 million compared to $76.7 million at September 30, 2010 and decreased $9.0 million compared to $80.2 million at December 31, 2009.
     Since the latter half of 2009, management has focused on significantly lowering the Company’s level of non-performing loans. This was accomplished through a focus on gaining control or obtaining possession of collateral from borrowers whose loans were in non-accrual status. Progress towards this goal enabled a number of these properties to be transferred to OREO. The properties the Company obtains via foreclosure or via deed in lieu of foreclosure are aggressively marketed for sale. Additionally, beginning in the third quarter of 2009, management has worked with certain borrowers to restructure current loans. These actions help these borrowers maintain their homes or businesses and keep these loans in an accruing status for the Company. As of December 31, 2010, a total of $101.2 million of outstanding loan balances qualified as restructured loans, with $81.1 million of these modified loans in an accruing status.
     The provision for credit losses totaled $28.8 million for the fourth quarter of 2010 compared to $25.5 million for the third quarter of 2010 and $38.6 million in the fourth quarter of 2009. Net charge-offs as a percentage of loans, excluding covered loans, for the fourth quarter of 2010 totaled 96 basis points on an annualized basis compared to 161 basis points on an annualized basis in the fourth quarter of 2009 and 89 basis points on an annualized basis in the third quarter of 2010. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million.
     The allowance for credit losses at December 31, 2010 totaled $118.0 million, or 1.23% of total loans, excluding covered loans, compared to $112.8 million, or 1.19% of total loans, at September 30, 2010 and $101.8 million, or 1.21% of total loans, at December 31, 2009.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Selected Financial Condition Data (at end of period):
Total assets	$13,968,074	$12,215,620
Total loans, excluding covered loans	9,599,886	8,411,771
Total deposits	10,803,673	9,917,074
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,436,549	1,138,639

Selected Statements of Income Data:
Net interest income	$112,677	$86,934	$415,836	$311,876
Net revenue (1)	157,138	172,022	607,996	629,523
Core pre-tax earnings (2)	58,666	39,931	196,544	122,804
Net income	14,205	28,167	63,329	73,069
Net income (loss) per common share — Basic	$(0.06)	$0.96	$1.08	$2.23
Net income (loss) per common share — Diluted	$(0.06)	$0.90	$1.02	$2.18

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.46%	3.10%	3.37%	3.01%
Non-interest income to average assets	1.24%	2.77%	1.42%	2.78%
Non-interest expense to average assets	2.97%	2.94%	2.82%	3.01%
Net overhead ratio (3)	1.73%	0.17%	1.40%	0.23%
Efficiency ratio (2) (4)	67.48%	52.54%	63.77%	54.44%
Return on average assets	0.40%	0.92%	0.47%	0.64%
Return on average common equity	(0.66)%	10.97%	3.01%	6.70%

Average total assets	$14,199,351	$12,189,096	$13,556,612	$11,415,322
Average total shareholders’ equity	1,442,754	1,126,594	1,352,135	1,081,792
Average loans to average deposits ratio (excluding covered loans)	89.0%	86.9%	91.1%	90.5%
Average loans to average deposits ratio (including covered loans)	92.1%	86.9%	93.4%	90.5%

Common Share Data at end of period:
Market price per common share	$33.03	$30.79
Book value per common share (2)	$32.73	$35.27
Tangible common book value per share (2)	$25.80	$23.22
Common shares outstanding	34,864,068	24,206,819

Other Data at end of period: (9)
Leverage Ratio (5)	10.6%	9.3%
Tier 1 capital to risk-weighted assets (5)	12.6%	11.0%
Total capital to risk-weighted assets (5)	13.9%	12.4%
Tangible common equity ratio (TCE) (2)(8)	8.0%	4.7%
Allowance for credit losses (6)	$118,037	$101,831
Credit discounts on purchased premium finance receivables — life insurance (7)	$23,227	$37,323
Non-performing loans	$142,132	$131,804
Allowance for credit losses to total loans (6)	1.23%	1.21%
Non-performing loans to total loans	1.48%	1.57%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	86	78

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses).

A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands)	2010	2010	2009

Assets
Cash and due from banks	$153,690	$155,067	$135,133
Federal funds sold and securities purchased under resale agreements	18,890	88,913	23,483
Interest-bearing deposits with other banks	865,575	1,224,584	1,025,663
Available-for-sale securities, at fair value	1,496,302	1,324,179	1,255,066
Trading account securities	4,879	4,935	33,774
Brokerage customer receivables	24,549	25,442	20,871
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	82,407	80,445	73,749
Loans held-for-sale	371,447	320,440	275,715
Loans, net of unearned income, excluding covered loans	9,599,886	9,461,155	8,411,771
Covered loans	334,353	353,840	—

Total loans	9,934,239	9,814,995	8,411,771
Less: Allowance for loan losses	113,903	110,432	98,277

Net loans	9,820,336	9,704,563	8,313,494
Premises and equipment, net	363,696	353,445	350,345
FDIC indemnification asset	118,182	161,640	—
Accrued interest receivable and other assets	354,356	365,496	416,678
Goodwill	281,190	278,025	278,025
Other intangible assets	12,575	13,194	13,624

Total assets	$13,968,074	$14,100,368	$12,215,620

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,201,194	$1,042,730	$864,306
Interest bearing	9,602,479	9,919,509	9,052,768

Total deposits	10,803,673	10,962,239	9,917,074
Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	415,643	414,832	430,987
Other borrowings	260,619	241,522	247,437
Secured borrowings — owed to securitization investors	600,000	600,000	—
Subordinated notes	50,000	55,000	60,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	—	2,045	—
Accrued interest payable and other liabilities	151,097	175,325	170,990

Total liabilities	12,531,525	12,701,456	11,076,981

Shareholders’ Equity:
Preferred stock	49,640	287,234	284,824
Common stock	34,864	31,145	27,079
Surplus	965,203	682,318	589,939
Treasury stock	—	(51)	(122,733)
Retained earnings	392,354	394,323	366,152
Accumulated other comprehensive (loss) income	(5,512)	3,943	(6,622)

Total shareholders’ equity	1,436,549	1,398,912	1,138,639

Total liabilities and shareholders’ equity	$13,968,074	$14,100,368	$12,215,620

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2010	2009	2010	2009

Interest income
Interest and fees on loans	$144,652	$122,140	$547,896	$465,777
Interest bearing deposits with banks	1,342	1,369	5,170	3,574
Federal funds sold and securities purchased under resale agreements	39	38	157	271
Securities	7,236	12,672	36,904	55,649
Trading account securities	11	20	394	106
Brokerage customer receivables	170	143	655	515
Federal Home Loan Bank and Federal Reserve Bank stock	512	447	1,931	1,722

Total interest income	153,962	136,829	593,107	527,614

Interest expense
Interest on deposits	27,853	38,998	123,779	171,259
Interest on Federal Home Loan Bank advances	4,038	4,510	16,520	18,002
Interest on notes payable and other borrowings	1,631	1,663	5,943	7,064
Interest on secured borrowings — owed to securitization investors	3,089	—	12,366	—
Interest on subordinated notes	233	286	995	1,627
Interest on junior subordinated debentures	4,441	4,438	17,668	17,786

Total interest expense	41,285	49,895	177,271	215,738

Net interest income	112,677	86,934	415,836	311,876
Provision for credit losses	28,795	38,603	124,664	167,932

Net interest income after provision for credit losses	83,882	48,331	291,172	143,944

Non-interest income
Wealth management	10,108	8,047	36,941	28,357
Mortgage banking	22,686	16,495	61,378	68,527
Service charges on deposit accounts	3,346	3,437	13,433	13,037
Gain on sales of commercial premium finance receivables	—	4,429	—	8,576
Gains (losses) on available-for-sale securities, net	159	642	9,832	(268)
Gain on bargain purchases	250	42,951	44,231	156,013
Trading gains	611	4,411	5,165	26,788
Other	7,301	4,676	21,180	16,617

Total non-interest income	44,461	85,088	192,160	317,647

Non-interest expense
Salaries and employee benefits	59,031	47,955	215,766	186,878
Equipment	4,384	4,097	16,529	16,119
Occupancy, net	5,927	6,124	24,444	23,806
Data processing	4,388	3,404	15,355	12,982
Advertising and marketing	1,881	1,366	6,315	5,369
Professional fees	4,775	3,556	16,394	13,399
Amortization of other intangible assets	719	744	2,739	2,784
FDIC insurance	4,572	4,731	18,028	21,199
OREO expenses, net	7,384	5,293	19,331	18,963
Other	13,140	13,047	47,624	42,588

Total non-interest expense	106,201	90,317	382,525	344,087

Income before taxes	22,142	43,102	100,807	117,504
Income tax expense	7,937	14,935	37,478	44,435

Net income	$14,205	$28,167	$63,329	$73,069

Preferred stock dividends and discount accretion	$16,175	$4,888	31,004	$19,556

Net income (loss) applicable to common shares	$(1,970)	$23,279	$32,325	$53,513

Net income (loss) per common share — Basic	$(0.06)	$0.96	$1.08	$2.23

Net income (loss) per common share — Diluted	$(0.06)	$0.90	$1.02	$2.18

Cash dividends declared per common share	$—	$—	$0.18	$0.27

Weighted average common shares outstanding	32,015	24,166	30,057	24,010
Dilutive potential common shares	—	2,845	1,513	2,335

Average common shares and dilutive common shares	32,015	27,011	31,570	26,345

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity and core pre-tax earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Core pre-tax earnings is adjusted to exclude the provision for credit losses and certain significant items.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars and shares in thousands)	2010	2010	2010	2010	2009	2010	2009

Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$153,962	$147,401	$149,248	$142,496	$136,829	$593,107	$527,614
Taxable-equivalent adjustment:
- Loans	79	85	90	80	99	334	462
- Liquidity management assets	326	324	366	361	406	1,377	1,720
- Other earning assets	—	7	5	5	9	17	38

Interest Income — FTE	$154,367	$147,817	$149,709	$142,942	$137,343	$594,835	$529,834
(B) Interest Expense (GAAP)	$41,285	$44,421	$44,934	$46,631	$49,895	$177,271	$215,738

Net interest income — FTE	113,082	103,396	104,775	96,311	87,448	417,564	314,096

(C) Net Interest Income (GAAP) (A minus B)	$112,677	$102,980	$104,314	$95,865	$86,934	$415,836	$311,876

(D) Net interest margin (GAAP)	3.44%	3.20%	3.42%	3.36%	3.08%	3.35%	2.99%
Net interest margin — FTE	3.46%	3.22%	3.43%	3.38%	3.10%	3.37%	3.01%
(E) Efficiency ratio (GAAP)	67.65%	67.20%	59.90%	60.79%	52.70%	63.95%	54.64%
Efficiency ratio — FTE	67.48%	67.01%	59.72%	60.59%	52.54%	63.77%	54.44%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,436,549	$1,398,912	$1,384,736	$1,364,832	$1,138,639
Less: Preferred stock	(49,640)	(287,234)	(286,460)	(285,642)	(284,824)
Less: Intangible assets	(293,765)	(291,219)	(291,300)	(291,003)	(291,649)

(F) Total tangible common shareholders’ equity	$1,093,144	$820,459	$806,976	$788,187	$562,166

Total assets	$13,968,074	$14,100,368	$13,708,560	$12,839,978	$12,215,620
Less: Intangible assets	(293,765)	(291,219)	(291,300)	(291,003)	(291,649)

(G) Total tangible assets	$13,674,309	$13,809,149	$13,417,260	$12,548,975	$11,923,971

Tangible common equity ratio (F/G)	8.0%	5.9%	6.0%	6.3%	4.7%

Calculation of Core Pre-Tax Earnings
Income before taxes	$22,142	$32,385	$20,790	$25,490	$43,102	$100,807	$117,504
Add: Provision for credit losses	28,795	25,528	41,297	29,044	38,603	124,664	167,932
Add: OREO expenses, net	7,384	4,767	5,843	1,337	5,293	19,331	18,963
Add: Recourse obligation on loans previously sold	1,365	1,432	4,721	3,452	937	10,970	937
Less: Gain on bargain purchases	(250)	(6,593)	(26,494)	(10,894)	(42,951)	(44,231)	(156,013)
Less: Trading (gains) losses	(611)	(210)	1,617	(5,961)	(4,411)	(5,165)	(26,788)
Less: (Gains) losses on available-for-sale securities, net	(159)	(9,235)	(46)	(392)	(642)	(9,832)	268

Core pre-tax earnings	$58,666	$48,074	$47,728	$42,076	$39,931	$196,544	$122,803

Calculation of book value per share
Total shareholders’ equity	$1,436,549	$1,398,912	$1,384,736	$1,364,832	$1,138,639
Less: Preferred stock	(49,640)	(287,234)	(286,460)	(285,642)	(284,824)

(H) Total common equity	$1,386,909	$1,111,678	$1,098,276	$1,079,190	$853,815

Actual common shares outstanding	34,864	31,144	31,084	31,044	24,207
Add: TEU conversion shares	7,512	—	—	—	—

(I) Common shares used for book value calculation	42,376	31,144	31,084	31,044	24,207

Book value per share (H/I)	$32.73	$35.70	$35.33	$34.76	$35.27
Tangible common book value per share (F/I)	$25.80	$26.34	$25.96	$25.39	$23.22

LOANS
Loan Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009	2010	2009
Balance:
Commercial	$2,049,326	$1,952,791	$1,743,208	20%	18%
Commercial real-estate	3,338,007	3,331,498	3,296,698	1	1
Home equity	914,412	919,824	930,482	(2)	(2)
Residential real-estate	353,336	342,009	306,296	13	15
Premium finance receivables — commercial	1,265,500	1,323,934	730,144	(18)	73
Premium finance receivables — life insurance	1,521,886	1,434,994	1,197,893	24	27
Indirect consumer (2)	51,147	56,575	98,134	(38)	(48)
Consumer and other	106,272	99,530	108,916	27	(2)

Total loans, net of unearned income, excluding covered loans	$9,599,886	$9,461,155	$8,411,771	6%	14%
Covered loans	334,353	353,840	—	(22)	100

Total loans, net of unearned income	$9,934,239	$9,814,995	$8,411,771	5%	18%

Mix:
Commercial	21%	20%	21%
Commercial real-estate	34	34	39
Home equity	9	9	11
Residential real-estate	3	3	4
Premium finance receivables — commercial	13	13	9
Premium finance receivables — life insurance	15	15	14
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	97%	96%	100%
Covered loans	3	4	—

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

Commercial and Real-Estate Loans, excluding covered loans
     As of December 31, 2010

				> 90 Days	Allowance
		%of		Past Due	For Loan
		Total		and Still	Losses
(Dollars in thousands)	Balance	Loans	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,653,394	30.7%	$16,339	$478	$28,316
Franchise	119,488	2.2	—	—	1,153
Mortgage warehouse lines of credit	131,306	2.4	—	—	1,177
Community Advantage — homeowner associations	75,542	1.4	—	—	323
Aircraft	24,618	0.5	—	—	315
Other	44,978	0.8	43	—	493

Total commercial	$2,049,326	38.0%	$16,382	$478	$31,777

Commercial Real-Estate:
Residential construction	$95,947	1.8%	$10,010	$—	$2,597
Commercial construction	131,672	2.4	1,820	—	4,035
Land	260,189	4.8	37,602	—	14,261
Office	535,331	9.9	12,718	—	8,005
Industrial	500,301	9.3	3,480	—	5,213
Retail	510,527	9.5	3,265	—	5,985
Multi-family	290,954	5.4	4,794	—	5,479
Mixed use and other	1,013,086	18.9	20,274	—	16,915

Total commercial real-estate	$3,338,007	62.0%	$93,963	$—	$62,490

Total commercial and commercial real-estate	$5,387,333	100.0%	$110,345	$478	$94,267

Commercial real-estate — collateral location by state:
Illinois	$2,695,581	80.8%
Wisconsin	356,696	10.7

Total primary markets	$3,052,277	91.5%

Florida	52,457	1.6
Arizona	42,100	1.3
Indiana	47,828	1.4
Other (no individual state greater than 0.5%)	143,345	4.2

Total	$3,338,007	100.0%

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009	2010	2009
Balance:
Non-interest bearing	$1,201,194	$1,042,730	$864,306	60%	39%
NOW	1,561,507	1,551,749	1,415,856	2	10
Wealth Management deposits (2)	658,660	710,435	971,113	(29)	(32)
Money Market	1,759,866	1,746,168	1,534,632	3	15
Savings	744,534	713,823	561,916	17	32
Time certificates of deposit	4,877,912	5,197,334	4,569,251	(24)	7

Total deposits	$10,803,673	$10,962,239	$9,917,074	(6)%	9%

Mix:
Non-interest bearing	11%	10%	9%
NOW	15	14	14
Wealth Management deposits (2)	6	6	10
Money Market	16	16	15
Savings	7	7	6
Time certificates of deposit	45	47	46

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.
Deposit Maturity Analysis
     As of December 31, 2010

						Weighted-
	Non-					Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1) (2)	of Deposit	Deposits	of Deposit
1-3 months	$2,762,701	$2,504,400	$658,660	$1,111,151	$7,036,912	1.33%
4-6 months				791,731	$791,731	1.64
7-9 months				583,365	$583,365	1.55
10-12 months				613,914	$613,914	1.40
13-18 months				583,424	$583,424	1.79
19-24 months				437,184	$437,184	1.81
24+ months				757,143	$757,143	2.33

Total deposits	$2,762,701	$2,504,400	$658,660	$4,877,912	$10,803,673	1.67%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

(2)	Wealth management deposit balances from unaffiliated companies are shown maturing in the period in which the current contractual obligation to hold these funds matures.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2010 compared to the fourth quarter of 2009 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2010			December 31, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,844,351	$9,455	1.32%	$2,569,584	$14,932	2.31%
Other earning assets (2) (3) (7)	29,676	183	2.45	26,167	171	2.59
Loans, net of unearned income (2) (4) (7)	9,777,435	140,689	5.71	8,604,006	122,240	5.64
Covered loans	337,690	4,042	4.75	—	—	—

Total earning assets (7)	$12,989,152	$154,369	4.72%	$11,199,757	$137,343	4.87%

Allowance for loan losses	(116,447)			(97,269)
Cash and due from banks	151,562			124,219
Other assets	1,175,084			962,389

Total assets	$14,199,351			$12,189,096

Interest-bearing deposits	$9,839,223	$27,853	1.12%	$9,016,863	$38,998	1.72%
Federal Home Loan Bank advances	415,260	4,038	3.86	432,028	4,510	4.14
Notes payable and other borrowings	244,044	1,631	2.65	234,754	1,663	2.81
Secured borrowings — owed to securitization investors	600,000	3,089	2.04	—	—	—
Subordinated notes	53,369	233	1.71	63,261	286	1.77
Junior subordinated notes	249,493	4,441	6.97	249,493	4,438	6.96

Total interest-bearing liabilities	$11,401,389	$41,285	1.43%	$9,996,399	$49,895	1.98%

Non-interest bearing deposits	1,148,208			886,988
Other liabilities	207,000			179,115
Equity	1,442,754			1,126,594

Total liabilities and shareholders’ equity	$14,199,351			$12,189,096

Interest rate spread (5) (7)			3.29%			2.89%
Net free funds/contribution (6)	$1,587,763		0.17%	$1,203,358		0.21%

Net interest income/Net interest margin (7)		$113,084	3.46%		$87,448	3.10%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2010 and 2009 were $405,000 and $513,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The higher level of net interest income recorded in the fourth quarter of 2010 compared to the fourth quarter of 2009 was primarily attributable to a $1.2 billion increase in the average balance of loans and $338 million of FDIC covered loans. The bulk of this growth was funded by an $822 million increase in interest-bearing deposits, the $600 million securitization funding and a $384 million increase in net free funds (of which $261 million was non-interest bearing deposits).
The net interest margin increased 36 basis points in the fourth quarter of 2010 compared to the fourth quarter of 2009. The yield on total average earnings assets declined by 15 basis points as the loss of yield on liquidity management assets more than offset the slightly higher yield on loans. The net interest margin improvement can primarily be attributed to a 60 basis point reduction in the cost of interest-bearing deposits, leading to a 55 basis point reduction in the total cost of average interest-bearing liabilities.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2010 compared to the third quarter of 2010 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2010			September 30, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,844,351	$9,455	1.32%	$2,802,964	$9,625	1.36%
Other earning assets (2) (3) (7)	29,676	183	2.45	34,263	205	2.37
Loans, net of unearned income (2) (4) (7)	9,777,435	140,689	5.71	9,603,561	134,016	5.54
Covered loans	337,690	4,042	4.75	325,751	3,971	4.84

Total earning assets (7)	$12,989,152	$154,369	4.72%	$12,766,539	$147,817	4.59%

Allowance for loan losses	(116,447)			(113,631)
Cash and due from banks	151,562			154,078
Other assets	1,175,084			1,208,771

Total assets	$14,199,351			$14,015,757

Interest-bearing deposits	$9,839,223	$27,853	1.12%	$9,823,525	$31,088	1.26%
Federal Home Loan Bank advances	415,260	4,038	3.86	414,789	4,042	3.87
Notes payable and other borrowings	244,044	1,631	2.65	232,991	1,411	2.40
Secured borrowings — owed to securitization investors	600,000	3,089	2.04	600,000	3,167	2.09
Subordinated notes	53,369	233	1.71	55,000	265	1.89
Junior subordinated notes	249,493	4,441	6.97	249,493	4,448	6.98

Total interest-bearing liabilities	$11,401,389	$41,285	1.43%	$11,375,798	$44,421	1.55%

Non-interest bearing deposits	1,148,208			1,005,170
Other liabilities	207,000			243,282
Equity	1,442,754			1,391,507

Total liabilities and shareholders’ equity	$14,199,351			$14,015,757

Interest rate spread (5) (7)			3.29%			3.04%
Net free funds/contribution (6)	$1,587,763		0.17%	$1,390,741		0.18%

Net interest income/Net interest margin (7)		$113,084	3.46%		$103,396	3.22%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2010 was $405,000 and for the three months ended September 30, 2010 was $416,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The increase in net interest margin in the fourth quarter of 2010 compared to the third quarter of 2010 was primarily caused by an additional $6.2 million of accretion on the purchased life insurance portfolio resulting from increased prepayments in the fourth quarter (increased net interest margin by 19 basis points), lower costs for interest-bearing deposits (increased net interest margin by 12 basis points), lower yields on loans (reduced net interest margin by four basis points), lower yields on liquidity management assets (reduced net interest margin by one basis point), and a lower contribution from net free funds (decreased net interest margin by one basis point).

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the year ended December 31, 2010 compared to the year ended December 31, 2009:

	For the Year Ended			For the Year Ended
	December 31, 2010			December 31, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,654,013	$45,539	1.72%	$2,086,653	$62,936	3.02%
Other earning assets (2) (3) (7)	45,021	1,067	2.37	23,979	659	2.75
Loans, net of unearned income (2) (4) (7)	9,473,589	537,534	5.67	8,335,421	466,239	5.59
Covered loans	232,206	10,695	4.61	—	—	—

Total earning assets (7)	$12,404,829	$594,835	4.80%	$10,446,053	$529,834	5.07%

Allowance for loan losses	(11,503)			(82,029)
Cash and due from banks	137,547			108,471
Other assets	1,125,739			942,827

Total assets	$13,656,612			$11,415,322

Interest-bearing deposits	$9,409,950	$123,779	1.32%	$8,419,081	$171,259	2.03%
Federal Home Loan Bank advances	418,981	16,520	3.94	434,520	18,002	4.14
Notes payable and other borrowings	229,569	5,943	2.59	258,322	7,064	2.73
Secured borrowings — owed to securitization investors	600,000	12,365	2.06	—	—	—
Subordinated notes	56,370	995	1.74	66,205	1,627	2.42
Junior subordinated notes	249,493	17,668	6.98	249,497	17,786	7.03

Total interest-bearing liabilities	$10,964,363	$177,270	1.61%	$9,427,625	$215,738	2.29%

Non-interest bearing deposits	984,416			788,034
Other liabilities	255,698			117,871
Equity	1,352,135			1,081,792

Total liabilities and shareholders’ equity	$13,556,612			$11,415,322

Interest rate spread (5) (7)			3.19%			2.78%
Net free funds/contribution (6)	$1,440,466		0.18%	$1,018,428		0.23%

Net interest income/Net interest margin (7)		$417,565	3.37%		$314,096	3.01%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the year ended December 31, 2010 and 2009 were $1.7 million and $2.2 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The net interest margin for 2010 was 3.37%, compared to 3.01% in 2009. The increase in the net interest margin in 2010 compared to 2009 was primarily caused by an additional $24.4 million of accretion on the purchased life insurance portfolio as more prepayments occurred throughout 2010 (increased net interest margin by 23 basis points), lower costs for interest-bearing deposits (increased net interest margin by 58 basis points), and lower costs for wholesale funding (increased net interest margin by 10 basis points), offset by higher balances and lower yields on liquidity management assets, including the negative impact of selling certain collateralized mortgage obligations, (reduced net interest margin by 33 basis points), lower yields on loans (reduced net interest margin by 17 basis points) and lower contribution from net free funds (reduced net interest margin by five basis points).

NON-INTEREST INCOME
For the fourth quarter of 2010, non-interest income totaled $44.5 million, a decrease of $40.6 million, or 48%, compared to the fourth quarter of 2009. The decrease was primarily attributable to the bargain purchase gain related to income attributable to the life insurance premium finance loan acquisition in 2009, the lack of gains recognized in 2010 on loans moved into the premium finance securitizations as compared to $4.4 million of such gains in the prior period, and lower trading gains, partially offset by increases in both mortgage banking revenue and wealth management revenue.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	December 31		$	%
(Dollars in thousands)	2010	2009	Change	Change

Brokerage	$6,641	$5,034	$1,607	32
Trust and asset management	3,467	3,013	454	15

Total wealth management	10,108	8,047	2,061	26

Mortgage banking	22,686	16,495	6,191	38
Service charges on deposit accounts	3,346	3,437	(91)	(3)
Gains on sales of premium finance receivables	—	4,429	(4,429)	(100)
Gains on available-for-sale securities	159	642	(483)	(75)
Gain on bargain purchases	250	42,951	(42,701)	(99)
Trading gains	611	4,411	(3,800)	(86)
Other:
Fees from covered call options	1,074	—	1,074	100
Bank Owned Life Insurance	811	642	169	26
Administrative services	715	511	204	40
Miscellaneous	4,701	3,523	1,178	33

Total Other	7,301	4,676	2,625	56

Total Non-Interest Income	$44,461	$85,088	$(40,627)	(48)

	Years Ended
	December 31		$	%
(Dollars in thousands)	2010	2009	Change	Change

Brokerage	$23,713	$17,726	$5,987	34
Trust and asset management	13,228	10,631	2,597	24

Total wealth management	36,941	28,357	8,584	30

Mortgage banking	61,378	68,527	(7,149)	(10)
Service charges on deposit accounts	13,433	13,037	396	3
Gains on sales of premium finance receivables	—	8,576	(8,576)	(100)
Gains (losses) on available-for-sale securities	9,832	(268)	10,100	NM
Gain on bargain purchases	44,231	156,013	(111,782)	(72)
Trading gains	5,165	26,788	(21,623)	(81)
Other:
Fees from covered call options	2,235	1,998	237	12
Bank Owned Life Insurance	2,404	2,044	360	18
Administrative services	2,749	1,975	774	39
Miscellaneous	13,792	10,600	3,192	30

Total Other	21,180	16,617	4,563	27

Total Non-Interest Income	$192,160	$317,647	$(125,487)	(40)

NM = Not Meaningful

Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wintrust Capital Management. Wealth management revenue totaled $10.1 million in the fourth quarter of 2010 and $8.0 million in the fourth quarter of 2009, an increase of 26%. Increased asset valuations due to equity market improvements have helped revenue growth from trust and asset management activities. Additionally, the improvement in the equity markets overall have led to the increase of the brokerage component of wealth management revenue as customer trading activity has increased.
Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended December 31, 2010, this revenue source totaled $22.7 million, an increase of $6.2 million when compared to the fourth quarter of 2009. Mortgages originated and sold totaled $1.3 billion in the fourth quarter of 2010 compared to $1.1 billion in the third quarter of 2010 and $953 million in the fourth quarter of 2009. The increase in mortgage banking revenue in the fourth quarter of 2010 as compared to the fourth quarter of 2009 resulted primarily from an increase in gains on sales of loans, which was driven by higher origination volumes and better pricing realized as a result of the Company utilizing mandatory execution of forward commitments with investors in 2010. The increase in gains on sales was partially offset by an increase in loss indemnification claims by purchasers of the Company’s loans. The Company enters into residential mortgage loan sale agreements with investors in the normal course of business. These agreements provide recourse to investors through certain representations concerning credit information, loan documentation, collateral and insurability. Investors request the Company to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations. An increase in requests for loss indemnification can negatively impact mortgage banking revenue as additional recourse expense. The Company recognized $1.4 million of expense in the fourth quarter of 2010, a decrease of $68,000 compared to the third quarter of 2010, and has recognized $11.0 million of expense in 2010. This liability for loans expected to be repurchased is based on trends in repurchase and indemnification requests, actual loss experience, known and inherent risks in the loans that have been sold, and current economic conditions.
A summary of the mortgage banking revenue components is shown below:
Mortgage banking revenue

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2010	2009	2010	2009
Mortgage loans originated and sold	$1,250,193	$952,624	$3,746,073	$4,666,507

Mortgage loans serviced	$937,725	$738,372
Fair value of mortgage servicing rights (MSRs)	$8,762	$6,745
MSRs as a percentage of loans serviced	0.93%	0.91%

Gain on sales of loans	$23,216	$17,406	$75,303	$71,495
Mortgage servicing rights fair value adjustments	835	26	(2,955)	(2,031)
Recourse obligation on loans previously sold	(1,365)	(937)	(10,970)	(937)

Total mortgage banking revenue	$22,686	$16,495	$61,378	$68,527

Gain on sales of loans as a percentage of loans sold	1.86%	1.83%	2.01%	1.53%

As a result of the new accounting requirements beginning January 1, 2010 that now require loans sold and transferred into the securitization facility be accounted for as secured borrowings with the securitization investors, the Company no longer recognizes gains on sales of premium finance receivables (see “Securitization — Sale of Loans”)

The Company recognized $159,000 of net gains on available-for-sale securities in the fourth quarter of 2010 compared to net gains of $642,000 in the prior year quarter. The net gains in the full year of 2010 were primarily related to the sale of certain collateralized mortgage obligations in the third quarter.
The gain on bargain purchase of $250,000 recognized in the fourth quarter of 2010 relates to final valuation adjustments on the FDIC-assisted bank acquisition of Ravenswood. The gain on bargain purchase of $43.0 million in the fourth quarter of 2009 is related to the life insurance premium finance loan acquisition. See “Acquisitions” for a discussion of these transactions.
Trading gains of $611,000 were recognized by the Company in the fourth quarter of 2010 compared to gains of $4.4 million in the fourth quarter of 2009. Lower trading gains in 2010 resulted primarily from realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading which were sold in July 2010.
Other non-interest income for the fourth quarter of 2010 totaled $7.3 million, compared to $4.7 million in the fourth quarter of 2009. Fees from certain covered call option transactions increased by $1.1 million in the fourth quarter of 2010 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2010 totaled $106.2 million and increased approximately $15.9 million, or 18%, compared to the fourth quarter 2009.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	December 31		$	%
(Dollars in thousands)	2010	2009	Change	Change
Salaries and employee benefits:
Salaries	$31,876	$28,426	3,450	12
Commissions and bonus	18,043	11,752	6,291	54
Benefits	9,112	7,777	1,335	17

Total salaries and employee benefits	59,031	47,955	11,076	23
Equipment	4,384	4,097	287	7
Occupancy, net	5,927	6,124	(197)	(3)
Data processing	4,388	3,404	984	29
Advertising and marketing	1,881	1,366	515	38
Professional fees	4,775	3,556	1,219	34
Amortization of other intangible assets	719	744	(25)	(3)
FDIC insurance	4,572	4,731	(159)	(3)
OREO expenses, net	7,384	5,293	2,091	40
Other:
Commissions — 3rd party brokers	965	757	208	27
Postage	1,220	1,367	(147)	(11)
Stationery and supplies	1,069	859	210	24
Miscellaneous	9,886	10,064	(178)	(2)

Total other	13,140	13,047	93	1

Total Non-Interest Expense	$106,201	$90,317	$15,884	18

	Years Ended
	December 31		$	%
(Dollars in thousands)	2010	2009	Change	Change
Salaries and employee benefits:
Salaries	$120,210	$108,847	11,363	10
Commissions and bonus	58,107	45,503	12,604	28
Benefits	37,449	32,528	4,921	15

Total salaries and employee benefits	215,766	186,878	28,888	15
Equipment	16,529	16,119	410	3
Occupancy, net	24,444	23,806	638	3
Data processing	15,355	12,982	2,373	18
Advertising and marketing	6,315	5,369	946	18
Professional fees	16,394	13,399	2,995	22
Amortization of other intangible assets	2,739	2,784	(45)	(2)
FDIC insurance	18,028	21,199	(3,171)	(15)
OREO expenses, net	19,331	18,963	368	2
Other:
Commissions — 3rd party brokers	4,003	3,095	908	29
Postage	4,813	4,833	(20)	(0)
Stationery and supplies	3,374	3,189	185	6
Miscellaneous	35,434	31,471	3,963	13

Total other	47,624	42,588	5,036	12

Total Non-Interest Expense	$382,525	$344,087	$38,438	11

Salaries and employee benefits comprised 56% of total non-interest expense in the fourth quarter of 2010 and 53% in the fourth quarter of 2009. Salaries and employee benefits expense increased $11.1 million, or 23%, in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily as a result of a $6.3 million increase in bonus and commissions as variable pay based revenue increased (primarily our mortgage banking and wealth management businesses), a $3.5 million increase in salaries caused by the additional employees from the three FDIC-assisted transactions and larger staffing as the Company grows and a $1.3 million increase from employee benefits (primarily health plan and payroll taxes related).
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the fourth quarter of 2010 were $4.8 million, an increase of $1.2 million, or 34%, compared to the same period in 2009. These increases are primarily a result of increased legal costs related to non-performing assets and recent bank acquisitions.
FDIC insurance expense was $4.6 million in the fourth quarter of 2010, a decrease of $159,000 compared to $4.7 million in the fourth quarter of 2009. The decrease in FDIC insurance expense was a result of an industry-wide special assessment on financial institutions in 2009.
OREO expenses include all costs related to obtaining, maintaining and selling of other real estate owned properties. This expense totaled $7.4 million in the fourth quarter of 2010, an increase of $2.1 million compared to $5.3 million in the fourth quarter of 2009. The increase in OREO expenses primarily related to higher valuation adjustments of properties held in OREO in the fourth quarter of 2010 as compared to fourth quarter of 2009.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2010	2009	2010	2009
Allowance for loan losses at beginning of period	$110,432	$95,096	$98,277	$69,767
Provision for credit losses	28,795	38,603	124,664	167,932
Other adjustments	—	—	1,943	—
Reclassification to allowance for unfunded lending-related commitments	(1,781)	(494)	(1,301)	(2,037)

Charge-offs:
Commercial	6,060	8,894	18,592	35,022
Commercial real estate	13,591	22,894	61,873	89,114
Home equity	1,322	1,572	5,926	4,605
Residential real estate	311	385	1,143	1,067
Premium finance receivables — commercial	1,820	2,532	23,005	8,153
Premium finance receivables — life insurance	154	—	233	—
Indirect consumer	239	427	967	1,848
Consumer and other	565	148	1,141	644

Total charge-offs	24,062	36,852	112,880	140,453

Recoveries:
Commercial	268	237	1,140	450
Commercial real estate	57	552	914	792
Home equity	2	812	24	815
Residential real estate	2	—	12	—
Premium finance receivables — commercial	144	194	781	651
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer	38	44	198	179
Consumer and other	8	85	131	181

Total recoveries	519	1,924	3,200	3,068

Net charge-offs, excluding covered loans	(23,543)	(34,928)	(109,680)	(137,385)
Covered loans	—	—	—	—

Net charge-offs	(23,543)	(34,928)	(109,680)	(137,385)

Allowance for loan losses at period end	$113,903	$98,277	$113,903	$98,277

Allowance for unfunded lending-related commitments at period end	4,134	3,554	4,134	3,554

Allowance for credit losses at period end	$118,037	$101,831	$118,037	$101,831

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.11%	2.04%	0.95%	2.18%
Commercial real estate	1.66	2.62	1.83	2.59
Home equity	0.57	0.32	0.64	0.41
Residential real estate	0.17	0.28	0.19	0.21
Premium finance receivables — commercial	0.54	1.38	1.74	0.67
Premium finance receivables — life insurance	0.04	—	0.02	—
Indirect consumer	1.51	1.43	1.09	1.24
Consumer and other	1.98	0.22	0.93	0.35

Total loans, net of unearned income, excluding covered loans	0.96%	1.61%	1.16%	1.65%
Covered loans	—	—	—	—

Total loans, net of unearned income	0.92%	1.61%	1.13%	1.65%

Net charge-offs as a percentage of the provision for credit losses	81.76%	90.48%	87.98%	81.81%

Excluding covered loans:
Loans at period-end			$9,599,886	$8,411,771
Allowance for loan losses as a percentage of loans at period end			1.19%	1.17%
Allowance for credit losses as a percentage of loans at period end			1.23%	1.21%

Including covered loans:
Loans at period-end			$9,934,239	$8,411,771
Allowance for loan losses as a percentage of loans at period end			1.15%	1.17%
Allowance for credit losses as a percentage of loans at period end			1.19%	1.21%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for unfunded lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves also include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an “other adjustment to the allowance for loan losses”. As of December 31, 2010, there was no allowance for loan losses for covered loans.
The provision for credit losses totaled $28.8 million for the fourth quarter of 2010, $25.5 million in the third quarter of 2010 and $38.6 million for the fourth quarter of 2009. For the quarter ended December 31, 2010, net charge-offs, excluding covered loans, totaled $23.5 million compared to $21.4 million in the third quarter of 2010 and $34.9 million recorded in the fourth quarter of 2009. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million. On a ratio basis, annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.96% in the fourth quarter of 2010, 0.89% in the third quarter of 2010, and 1.61% in the fourth quarter of 2009. Beginning in the third quarter of 2009, the Company committed to resolving problem credits as quickly as possible. Actions taken during this time increased OREO, net charge-offs and the provision for loan losses expenses required to maintain an appropriate level of reserves. The fourth quarter of 2010 amounts recorded for both net charge-offs and provision for credit losses reflect a continuation of the Company’s commitment to maintain a low level of non-performing assets.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase in the allowance for credit losses from the end of the prior quarter reflects the continued changes in real estate values on certain types of credits, specifically credits with residential development collateral valuation exposure.

The table below shows the aging of the Company’s loan portfolio at December 31, 2010:

As of December 31, 2010
		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$16,382	$478	$4,755	$16,024	$2,011,687	$2,049,326
Commercial real-estate:
Residential construction	10,010	—	96	1,801	84,040	95,947
Commercial construction	1,820	—	—	1,481	128,371	131,672
Land	37,602	—	6,815	11,915	203,857	260,189
Office	12,718	—	9,121	3,202	510,290	535,331
Industrial	3,480	—	686	2,276	493,859	500,301
Retail	3,265	—	4,088	3,839	499,335	510,527
Multi-family	4,794	—	1,573	3,062	281,525	290,954
Mixed use and other	20,274	—	8,481	15,059	969,272	1,013,086

Total commercial real-estate	93,963	—	30,860	42,635	3,170,549	3,338,007

Total commercial and commercial real-estate	110,345	478	35,615	58,659	5,182,236	5,387,333

Home equity	7,425	—	2,181	7,098	897,708	914,412
Residential real estate	6,085	—	1,836	8,224	337,191	353,336
Premium finance receivables — commercial	8,587	8,096	6,076	16,584	1,226,157	1,265,500
Premium finance receivables — life insurance	354	—	—	—	1,521,532	1,521,886
Indirect consumer	191	318	301	918	49,419	51,147
Consumer and other	252	1	109	379	105,531	106,272

Total loans, net of unearned income, excluding covered loans	$133,239	$8,893	$46,118	$91,862	$9,319,774	$9,599,886

Aging as a % of Loan Balance:
Commercial	0.8%	—%	0.2%	0.8%	98.2%	100.0%
Commercial real-estate:
Residential construction	10.4	—	0.1	1.9	87.6	100.0
Commercial construction	1.4	—	—	1.1	97.5	100.0
Land	14.5	—	2.6	4.6	78.3	100.0
Office	2.4	—	1.7	0.6	95.3	100.0
Industrial	0.7	—	0.1	0.5	98.7	100.0
Retail	0.6	—	0.8	0.8	97.8	100.0
Multi-family	1.6	—	0.5	1.1	96.8	100.0
Mixed use and other	2.0	—	0.8	1.5	95.7	100.0

Total commercial real-estate	2.8	—	0.9	1.3	95.0	100.0

Total commercial and commercial real-estate	2.0	—	0.7	1.1	96.2	100.0

Home equity	0.8	—	0.2	0.8	98.2	100.0
Residential real estate	1.7	—	0.5	2.3	95.5	100.0
Premium finance receivables — commercial	0.7	0.6	0.5	1.3	96.9	100.0
Premium finance receivables — life insurance	0.0	—	0.0	0.0	100.0	100.0
Indirect consumer	0.4	0.6	0.6	1.8	96.6	100.0
Consumer and other	0.2	—	0.1	0.4	99.3	100.0

Total loans, net of unearned income, excluding covered loans	1.4%	0.1%	0.5%	1.0%	97.0%	100.0%

As of December 31, 2010, $46.1 million of all loans, excluding covered loans, or 0.5%, were 60 to 89 days past due and $91.9 million, or 1.0%, were 30 to 59 days (or one payment) past due. As of September 30, 2010, $64.8 million of all loans, excluding covered loans, or 0.7%, were 60 to 89 days past due and $85.1 million, or 0.9%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at December 31, 2010 that are current with regard to the contractual terms of the loan agreement represent 98.2% of the total home equity portfolio. Residential real estate loans at December 31, 2010 that are current with regards to the contractual terms of the loan agreements comprise 95.5% of total residential real estate loans outstanding.

The table below shows the aging of the Company’s loan portfolio at September 30, 2010:

As of September 30, 2010		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$19,444	$—	$5,797	$16,790	$1,910,760	$1,952,791
Commercial real-estate:
Residential construction	4,921	—	3,029	3,942	91,019	102,911
Commercial construction	11,230	—	1,665	947	165,825	179,667
Land	27,134	—	13,033	3,971	219,225	263,363
Office	5,745	—	4,186	1,467	526,470	537,868
Industrial	3,565	—	1,014	6,658	461,319	472,556
Retail	2,084	—	4,254	5,079	481,216	492,633
Multi-family	9,339	—	8,023	1,966	259,799	279,127
Mixed use and other	19,322	—	7,373	6,916	969,762	1,003,373

Total commercial real-estate	83,340	—	42,577	30,946	3,174,635	3,331,498

Total commercial and commercial real-estate	102,784	—	48,374	47,736	5,085,395	5,284,289

Home equity	6,144	—	2,215	6,596	904,869	919,824
Residential real estate	6,644	—	718	1,765	332,882	342,009
Premium finance receivables — commercial	9,082	6,853	6,723	13,409	1,287,867	1,323,934
Premium finance receivables — life insurance	222	1,222	6,244	13,567	1,413,739	1,434,994
Indirect consumer	446	355	210	1,420	54,144	56,575
Consumer and other	569	2	356	565	98,038	99,530

Total loans, net of unearned income, excluding covered loans	$125,891	$8,432	$64,840	$85,058	$9,176,934	$9,461,155

Aging as a % of Loan Balance:
Commercial	1.0%	—%	0.3%	0.9%	97.8%	100.0%
Commercial real-estate:
Residential construction	4.8	—	2.9	3.8	88.5	100.0
Commercial construction	6.3	—	0.9	0.5	92.3	100.0
Land	10.3	—	5.0	1.5	83.2	100.0
Office	1.1	—	0.8	0.3	97.8	100.0
Industrial	0.8	—	0.2	1.4	97.6	100.0
Retail	0.4	—	0.9	1.0	97.7	100.0
Multi-family	3.3	—	2.9	0.7	93.1	100.0
Mixed use and other	1.9	—	0.7	0.7	96.7	100.0

Total commercial real-estate	2.5	—	1.3	0.9	95.3	100.0

Total commercial and commercial real-estate	2.0	—	0.9	0.9	96.2	100.0

Home equity	0.7	—	0.2	0.7	98.4	100.0
Residential real estate	1.9	—	0.2	0.6	97.3	100.0
Premium finance receivables — commercial	0.7	0.5	0.5	1.0	97.3	100.0
Premium finance receivables — life insurance	0.0	0.1	0.4	1.0	98.5	100.0
Indirect consumer	0.8	0.6	0.4	2.5	95.7	100.0
Consumer and other	0.6	0.0	0.3	0.6	98.5	100.0

Total loans, net of unearned income, excluding covered loans	1.3%	0.1%	0.7%	0.9%	97.0%	100.0%

The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets, excluding covered assets, at the dates indicated.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009
Loans past due greater than 90 days and still accruing:
Commercial	$478	$—	$561
Commercial real-estate	—	—	—
Home equity	—	—	—
Residential real-estate	—	—	412
Premium finance receivables — commercial	8,096	6,853	6,271
Premium finance receivables — life insurance	—	1,222	—
Indirect consumer	318	355	461
Consumer and other	1	2	95

Total loans past due greater than 90 days and still accruing	8,893	8,432	7,800

Non-accrual loans:
Commercial	16,382	19,444	16,509
Commercial real-estate	93,963	83,340	80,639
Home equity	7,425	6,144	8,883
Residential real-estate	6,085	6,644	3,779
Premium finance receivables — commercial	8,587	9,082	11,878
Premium finance receivables — life insurance	354	222	704
Indirect consumer	191	446	995
Consumer and other	252	569	617

Total non-accrual loans	133,239	125,891	124,004

Total non-performing loans:
Commercial	16,860	19,444	17,070
Commercial real-estate	93,963	83,340	80,639
Home equity	7,425	6,144	8,883
Residential real-estate	6,085	6,644	4,191
Premium finance receivables — commercial	16,683	15,935	18,149
Premium finance receivables — life insurance	354	1,444	704
Indirect consumer	509	801	1,456
Consumer and other	253	571	712

Total non-performing loans	$142,132	$134,323	$131,804
Other real estate owned	71,214	76,654	80,163

Total non-performing assets	$213,346	$210,977	$211,967

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.82%	1.00%	0.98%
Commercial real-estate	2.81	2.50	2.45
Home equity	0.81	0.67	0.95
Residential real-estate	1.72	1.94	1.37
Premium finance receivables — commercial	1.32	1.20	2.49
Premium finance receivables — life insurance	0.02	0.10	0.06
Indirect consumer	0.99	1.42	1.48
Consumer and other	0.24	0.57	0.65

Total loans, net of unearned income	1.48%	1.42%	1.57%

Total non-performing assets as a percentage of total assets	1.58%	1.56%	1.74%

Allowance for loan losses as a percentage total non-performing loans	80.14%	82.21%	74.56%

Non-performing Commercial and Commercial Real Estate
The commercial non-performing loan category totaled $16.9 million as of December 31, 2010 compared to $19.4 million as of September 30, 2010 and $17.1 million as of December 31, 2009. The commercial real estate non-performing loan category totaled $94.0 million as of December 31, 2010 compared to $83.3 million as of September 30, 2010 and $80.6 million as of December 31, 2009.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $13.5 million as of December 31, 2010. The balance increased $436,000 from December 31, 2009 and $722,000 from September 30, 2010. The December 31, 2010 non-performing balance is comprised of $6.1 million of residential real estate (22 individual credits) and $7.4 million of home equity loans (26 individual credits). On average, this is approximately three non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of December 31, 2010 and 2009, and the amount of net charge-offs for the quarters then ended.

	December 31,	December 31,
(Dollars in thousands)	2010	2009
Non-performing premium finance receivables — commercial	$16,683	$18,149
- as a percent of premium finance receivables — commercial outstanding	1.32%	2.49%

Net charge-offs of premium finance receivables — commercial	$1,676	$2,338
- annualized as a percent of average premium finance receivables — commercial	0.54%	1.38%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Nonperforming Loans Rollforward
The table below presents a summary of non-performing loans, excluding covered loans, as of December 31, 2010 and shows the changes in the balance during 2010:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2010	2010	2010
Balance at beginning of period	$134,323	$135,401	$140,960	$131,804
Additions, net	47,789	40,539	39,330	45,803
Return to performing status	(20)	(19)	(1,788)	(3,087)
Payments received	(6,419)	(17,160)	(5,634)	(1,300)
Transfer to OREO	(17,929)	(10,011)	(13,477)	(27,246)
Charge-offs	(14,328)	(12,212)	(16,481)	(12,199)
Net change for niche loans (1)	(1,284)	(2,215)	(7,509)	7,185

Balance at end of period	$142,132	$134,323	$135,401	$140,960

(1)	This includes activity for premium finance receivables, mortgages held for investment by Wintrust Mortgage and indirect consumer loans.

Restructured Loans
The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009
Accruing:
Commercial	$14,163	$7,690	$10,946
Commercial real estate	65,419	65,149	20,573
Residential real estate	1,562	1,121	234

Total accrual	$81,144	$73,960	$31,753

Non-accrual: (1)
Commercial	$3,865	$3,959	$—
Commercial real estate	15,947	13,812	679
Residential real estate	234	1,935	—

Total non-accrual	$20,046	$19,706	$679

Total restructured loans:
Commercial	$18,028	$11,649	$10,946
Commercial real estate	81,366	78,961	21,252
Residential real estate	1,796	3,056	234

Total restructured loans	$101,190	$93,666	$32,432

(1)	Included in total non-performing loans.
At December 31, 2010, the Company had $101.2 million in loans with modified terms. The $101.2 million in modified loans represents 129 credit relationships in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay. These actions were taken on a case-by-case basis working with these borrowers to find a concession that would assist them in retaining their businesses or their homes and attempt to keep these loans in an accruing status for the Company.
Subsequent to its restructuring, any restructured loan with a below market rate concession will remain classified by the Company as a restructured loan for its duration. Each restructured loan was reviewed for collateral impairment at December 31, 2010 and approximately $11.3 million of collateral impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.

Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of December 31, 2010 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009
Balance at beginning of period	$76,654	$86,420	$40,639
Disposals/resolved	(21,904)	(15,463)	(28,286)
Transfers in at fair value, less costs to sell	18,812	8,303	68,647
Fair value adjustments	(2,348)	(2,606)	(837)

Balance at end of period	$71,214	$76,654	$80,163

	Period End
	December 31,	September 30,	December 31,
Balance by Property Type	2010	2010	2009
Residential real estate	$5,694	$8,778	$5,889
Residential real estate development	17,781	22,600	41,992
Commercial real estate	47,739	45,276	32,282

Total	$71,214	$76,654	$80,163

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Palatine, Prospect Heights, Ravenswood, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison, Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wintrust Capital Management provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2009 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•	effects resulting from the Company’s prior participation in the Capital Purchase Program;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the Basel II and III capital regimes and the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	failure to identify and complete favorable acquisitions in the future, or unexpected difficulties or developments related to the integration of recent or future acquisitions, including with respect to any FDIC-assisted acquisitions;

•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Corporation’s financial statements;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CT) Monday, January 24, 2011 regarding fourth quarter 2010 results. Individuals interested in listening should call (800) 514-8478 and enter Conference ID #38097571. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the fourth quarter 2010 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.
# # #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION — Supplemental Financial Information
Selected Financial Highlights — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2010	2010	2010	2010	2009
Selected Financial Condition Data (at end of period):
Total assets	$13,968,074	$14,100,368	$13,708,560	$12,839,978	$12,215,620
Total loans, excluding covered loans	9,599,886	9,461,155	9,324,163	9,070,562	8,411,771
Total deposits	10,803,673	10,962,239	10,624,742	9,724,870	9,917,074
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,436,549	1,398,912	1,384,736	1,364,832	1,138,639

Selected Statements of Income Data:
Net interest income	112,677	102,980	104,314	95,865	86,934
Net revenue (1)	157,138	157,636	154,750	138,472	172,022
Core pre-tax earnings (2)	58,666	48,074	47,728	42,076	39,931
Net income	14,205	20,098	13,009	16,017	28,167
Net income (loss) per common share — Basic	$(0.06)	$0.49	$0.26	$0.43	$0.96
Net income (loss) per common share — Diluted	$(0.06)	$0.47	$0.25	$0.41	$0.90

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.46%	3.22%	3.43%	3.38%	3.10%
Non-interest income to average assets	1.24%	1.56%	1.51%	1.37%	2.77%
Non-interest expense to average assets	2.97%	2.85%	2.78%	2.70%	2.94%
Net overhead ratio (3)	1.73%	1.28%	1.26%	1.33%	0.17%
Efficiency ratio (2) (4)	67.48%	67.01%	59.72%	60.59%	52.54%
Return on average assets	0.40%	0.57%	0.39%	0.52%	0.92%
Return on average common equity	(0.66)%	5.44%	2.98%	4.93%	10.97%
Average total assets	$14,199,351	$14,015,757	$13,390,537	$12,590,817	$12,189,096
Average total shareholders’ equity	1,442,754	1,391,507	1,371,689	1,196,191	1,126,594
Average loans to average deposits ratio	89.0%	88.7%	91.0%	94.6%	86.9%
Average loans to average deposits ratio (including covered loans)	92.1	91.7	93.0	94.6	86.9

Common Share Data at end of period:
Market price per common share	$33.03	$32.41	$33.34	$37.21	$30.79
Book value per common share (2)	$32.73	$35.70	$35.33	$34.76	$35.27
Tangible common book value per share (2)	$25.80	$26.34	$25.96	$25.39	$23.22
Common shares outstanding	34,864,068	31,143,740	31,084,298	31,044,449	24,206,819
Other Data at end of period: (9)
Leverage Ratio (5)	10.6%	10.0%	10.2%	10.8%	9.3%
Tier 1 Capital to risk-weighted assets (5)	12.6%	12.7%	13.0%	13.4%	11.0%
Total capital to risk-weighted assets (5)	13.9%	14.1%	14.3%	14.9%	12.4%
Tangible Common Equity ratio (TCE) (2) (8)	8.0%	5.9%	6.0%	6.3%	4.7%
Allowance for credit losses (6)	$118,037	$112,807	$108,716	$106,050	$101,831
Credit discounts on purchased premium finance receivables — life insurance (7)	23,227	26,399	28,216	33,990	37,323
Non-performing loans	142,132	134,323	135,401	140,960	131,804
Allowance for credit losses to total loans (6)	1.23%	1.19%	1.17%	1.17%	1.21%
Non-performing loans to total loans	1.48%	1.42%	1.45%	1.55%	1.57%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	8
Banking offices	86	85	85	78	78

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2010	2010	2009

Assets
Cash and due from banks	$153,690	$155,067	$123,712	$106,501	$135,133
Federal funds sold and securities purchased under resale agreements	18,890	88,913	28,664	15,393	23,483
Interest-bearing deposits with other banks	865,575	1,224,584	1,110,123	1,222,323	1,025,663
Available-for-sale securities, at fair value	1,496,302	1,324,179	1,418,035	1,205,919	1,255,066
Trading account securities	4,879	4,935	38,261	39,938	33,774
Brokerage customer receivables	24,549	25,442	24,291	20,978	20,871
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	82,407	80,445	79,300	74,001	73,749
Loans held-for-sale	371,447	320,440	237,981	156,049	275,715
Loans, net of unearned income, excluding covered loans	9,599,886	9,461,155	9,324,163	9,070,562	8,411,771
Covered loans	334,353	353,840	275,563	—	—

Total loans	9,934,239	9,814,995	9,599,726	9,070,562	8,411,771
Less: Allowance for loan losses	113,903	110,432	106,547	102,397	98,277

Net loans	9,820,336	9,704,563	9,493,179	8,968,165	8,313,494
Premises and equipment, net	363,696	353,445	346,806	348,182	350,345
FDIC indemnification asset	118,182	161,640	114,102	—	—
Accrued interest receivable and other assets	354,356	365,496	374,172	363,676	416,678
Trade date securities receivable	—	—	28,634	27,850	—
Goodwill	281,190	278,025	278,025	278,025	278,025
Other intangible assets	12,575	13,194	13,275	12,978	13,624

Total assets	$13,968,074	$14,100,368	$13,708,560	$12,839,978	$12,215,620

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,201,194	$1,042,730	$953,814	$871,830	$864,306
Interest bearing	9,602,479	9,919,509	9,670,928	8,853,040	9,052,768

Total deposits	10,803,673	10,962,239	10,624,742	9,724,870	9,917,074
Notes payable	1,000	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	415,643	414,832	415,571	421,775	430,987
Other borrowings	260,619	241,522	218,424	218,079	247,437
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	600,000	—
Subordinated notes	50,000	55,000	55,000	60,000	60,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	—	2,045	200	62,017	—
Accrued interest payable and other liabilities	151,097	175,325	159,394	137,912	170,990

Total liabilities	12,531,525	12,701,456	12,323,824	11,475,146	11,076,981

Shareholders’ Equity:
Preferred stock	49,640	287,234	286,460	285,642	284,824
Common stock	34,864	31,145	31,084	31,044	27,079
Surplus	965,203	682,318	680,261	677,090	589,939
Treasury stock	—	(51)	(4)	—	(122,733)
Retained earnings	392,354	394,323	381,969	373,903	366,152
Accumulated other comprehensive income (loss)	(5,512)	3,943	4,966	(2,847)	(6,622)

Total shareholders’ equity	1,436,549	1,398,912	1,384,736	1,364,832	1,138,639

Total liabilities and shareholders’ equity	$13,968,074	$14,100,368	$13,708,560	$12,839,978	$12,215,620

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share data)	2010	2010	2010	2010	2009
Interest income
Interest and fees on loans	$144,652	$137,902	$135,800	$129,542	$122,140
Interest bearing deposits with banks	1,342	1,339	1,215	1,274	1,369
Federal funds sold and securities purchased under resale agreements	39	35	34	49	38
Securities	7,236	7,438	11,218	11,012	12,672
Trading account securities	11	19	343	21	20
Brokerage customer receivables	170	180	166	139	143
Federal Home Loan Bank and Federal Reserve Bank stock	512	488	472	459	447

Total interest income	153,962	147,401	149,248	142,496	136,829

Interest expense
Interest on deposits	27,853	31,088	31,626	33,212	38,998
Interest on Federal Home Loan Bank advances	4,038	4,042	4,094	4,346	4,510
Interest on notes payable and other borrowings	1,631	1,411	1,439	1,462	1,663
Interest on secured borrowings — owed to securitization investors	3,089	3,167	3,115	2,995	—
Interest on subordinated notes	233	265	256	241	286
Interest on junior subordinated debentures	4,441	4,448	4,404	4,375	4,438

Total interest expense	41,285	44,421	44,934	46,631	49,895

Net interest income	112,677	102,980	104,314	95,865	86,934
Provision for credit losses	28,795	25,528	41,297	29,044	38,603

Net interest income after provision for credit losses	83,882	77,452	63,017	66,821	48,331

Non-interest income
Wealth management	10,108	8,973	9,193	8,667	8,047
Mortgage banking	22,686	20,980	7,985	9,727	16,495
Service charges on deposit accounts	3,346	3,384	3,371	3,332	3,437
Gain on sales of commercial premium finance receivables	—	—	—	—	4,429
Gains (losses) on available-for-sale securities, net	159	9,235	46	392	642
Gain on bargain purchases	250	6,593	26,494	10,894	42,951
Trading gains (losses)	611	210	(1,617)	5,961	4,411
Other	7,301	5,281	4,964	3,634	4,676

Total non-interest income	44,461	54,656	50,436	42,607	85,088

Non-interest expense
Salaries and employee benefits	59,031	57,014	50,649	49,072	47,955
Equipment	4,384	4,203	4,046	3,896	4,097
Occupancy, net	5,927	6,254	6,033	6,230	6,124
Data processing	4,388	3,891	3,669	3,407	3,404
Advertising and marketing	1,881	1,650	1,470	1,314	1,366
Professional fees	4,775	4,555	3,957	3,107	3,556
Amortization of other intangible assets	719	701	674	645	744
FDIC insurance	4,572	4,642	5,005	3,809	4,731
OREO expenses, net	7,384	4,767	5,843	1,337	5,293
Other	13,140	12,046	11,317	11,121	13,047

Total non-interest expense	106,201	99,723	92,663	83,938	90,317

Income before taxes	22,142	32,385	20,790	25,490	43,102
Income tax expense	7,937	12,287	7,781	9,473	14,935

Net income	$14,205	$20,098	$13,009	$16,017	$28,167

Preferred stock dividends and discount accretion	$16,175	$4,943	$4,943	$4,943	$4,888

Net income (loss) applicable to common shares	$(1,970)	$15,155	$8,066	$11,074	$23,279

Net income (loss) per common share — Basic	$(0.06)	$0.49	$0.26	$0.43	$0.96

Net income (loss) per common share — Diluted	$(0.06)	$0.47	$0.25	$0.41	$0.90

Cash dividends declared per common share	$—	$0.09	$—	$0.09	$—

Weighted average common shares outstanding	32,015	31,117	31,074	25,942	24,166
Dilutive potential common shares	—	988	1,267	1,139	2,845

Average common shares and dilutive common shares	32,015	32,105	32,341	27,081	27,011

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2010	2010	2009
Balance:
Commercial	$2,049,326	$1,952,791	$1,827,618	$1,749,895	$1,743,208
Commercial real estate	3,338,007	3,331,498	3,347,823	3,333,157	3,296,698
Home equity	914,412	919,824	922,305	924,993	930,482
Residential real-estate	353,336	342,009	332,673	322,984	306,296
Premium finance receivables — commercial	1,265,500	1,323,934	1,346,985	1,317,822	730,144
Premium finance receivables — life insurance	1,521,886	1,434,994	1,378,657	1,233,573	1,197,893
Indirect consumer (1)	51,147	56,575	69,011	83,136	98,134
Consumer and other	106,272	99,530	99,091	105,002	108,916

Total loans, net of unearned income, excluding covered loans	$9,599,886	$9,461,155	$9,324,163	$9,070,562	$8,411,771
Covered loans	334,353	353,840	275,563	—	—

Total loans, net of unearned income	$9,934,239	$9,814,995	$9,599,726	$9,070,562	$8,411,771

Mix:
Commercial	21%	20%	19%	19%	21%
Commercial real estate	34	34	35	37	39
Home equity	9	9	10	10	11
Residential real-estate	3	3	3	4	4
Premium finance receivables — commercial	13	13	14	14	9
Premium finance receivables — life insurance	15	15	14	14	14
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	97%	96%	97%	100%	100%
Covered loans	3	4	3	—	—

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2010	2010	2009
Balance:
Non-interest bearing	$1,201,194	$1,042,730	$953,814	$871,830	$864,306
NOW	1,561,507	1,551,749	1,560,733	1,448,857	1,415,856
Wealth Management deposits (1)	658,660	710,435	694,830	690,919	971,113
Money Market	1,759,866	1,746,168	1,722,729	1,586,830	1,534,632
Savings	744,534	713,823	594,753	558,770	561,916
Time certificates of deposit	4,877,912	5,197,334	5,097,883	4,567,664	4,569,251

Total deposits	$10,803,673	$10,962,239	$10,624,742	$9,724,870	$9,917,074

Mix:
Non-interest bearing	11%	10%	9%	9%	9%
NOW	15	14	15	15	14
Wealth Management deposits (1)	6	6	6	7	10
Money Market	16	16	16	16	15
Savings	7	7	6	6	6
Time certificates of deposit	45	47	48	47	46

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customes of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2010	2010	2009
Net interest income	$113,083	$103,396	$104,775	$96,311	$87,448
Call option income	1,075	703	169	289	—

Net interest income including call option income	$114,158	$104,099	$104,944	$96,600	$87,448

Yield on earning assets	4.72%	4.59%	4.91%	5.01%	4.87%
Rate on interest-bearing liabilities	1.43	1.55	1.65	1.82	1.98

Rate spread	3.29%	3.04%	3.26%	3.19%	2.89%
Net free funds contribution	0.17	0.18	0.17	0.19	0.21

Net interest margin	3.46	3.22	3.43	3.38	3.10
Call option income	0.03	0.02	0.01	0.01	—

Net interest margin including call option income	3.49%	3.24%	3.44%	3.39%	3.10%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income — YTD Trends)

			Years Ended
			December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Net interest income	$417,565	$314,096	$247,054	$264,777	$250,507
Call option income	2,236	1,998	29,024	2,628	3,157

Net interest income including call option income	$419,801	$316,094	$276,078	$267,405	$253,664

Yield on earning assets	4.80%	5.07%	5.88%	7.21%	6.91%
Rate on interest-bearing liabilities	1.61	2.29	3.31	4.39	4.11

Rate spread	3.19%	2.78%	2.57%	2.82%	2.80%
Net free funds contribution	0.18	0.23	0.24	0.29	0.30

Net interest margin	3.37	3.01	2.81	3.11	3.10
Call option income	0.02	0.02	0.33	0.03	0.04

Net interest margin including call option income	3.39%	3.03%	3.14%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2010	2010	2009
Liquidity management assets	$2,844,351	$2,802,964	$2,613,179	$2,384,122	$2,569,584
Other earning assets	29,676	34,263	62,874	26,269	26,167
Loans, net of unearned income	9,777,435	9,603,561	9,356,033	9,150,078	8,604,006
Covered loans	337,690	325,751	210,030	—	—

Total earning assets	$12,989,152	$12,766,539	$12,242,116	$11,560,469	$11,199,757

Allowance for loan losses	(116,447)	(113,631)	(108,764)	(107,257)	(97,269)
Cash and due from banks	151,562	154,078	137,531	113,514	124,219
Other assets	1,175,084	1,208,771	1,119,654	1,024,091	962,389

Total assets	$14,199,351	$14,015,757	$13,390,537	$12,590,817	$12,189,096

Interest-bearing deposits	$9,839,223	$9,823,525	$9,348,541	$8,818,012	$9,016,863
Federal Home Loan Bank advances	415,260	414,789	417,835	429,195	432,028
Notes payable and other borrowings	244,044	232,991	217,751	225,919	234,754
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	600,000	—
Subordinated notes	53,369	55,000	57,198	60,000	63,261
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$11,401,389	$11,375,798	$10,890,818	$10,382,619	$9,996,399

Non-interest bearing liabilities	1,148,208	1,005,170	932,046	858,875	886,988
Other liabilities	207,000	243,282	195,984	153,132	179,115
Equity	1,442,754	1,391,507	1,371,689	1,196,191	1,126,594

Total liabilities and shareholders’ equity	$14,199,351	$14,015,757	$13,390,537	$12,590,817	$12,189,096

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Yield earned on:
Liquidity management assets	1.32%	1.36%	2.04%	2.24%	2.31%
Other earning assets	2.45	2.37	3.28	2.53	2.59
Loans, net of unearned income	5.71	5.54	5.71	5.75	5.64
Covered loans	4.75	4.84	5.12	—	—

	4.72%	4.59%	4.91%	5.01%	4.87%

Rate paid on:
Interest-bearing deposits	1.12%	1.26%	1.36%	1.53%	1.72%
Federal Home Loan Bank advances	3.86	3.87	3.93	4.11	4.14
Notes payable and other borrowings	2.65	2.40	2.65	2.63	2.81
Secured borrowings — owed to securitization investors	2.04	2.09	2.08	2.02	—
Subordinated notes	1.71	1.89	1.77	1.60	1.77
Junior subordinated notes	6.97	6.98	6.98	7.01	6.96

	1.43%	1.55%	1.65%	1.82%	1.98%

Interest rate spread	3.29%	3.04%	3.26%	3.19%	2.89%
Net free funds/contribution	0.17	0.18	0.17	0.19	0.21

Net interest income/Net interest margin	3.46%	3.22%	3.43%	3.38%	3.10%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2010	2010	2009
Brokerage	$6,641	$5,806	$5,712	$5,554	$5,034
Trust and asset management	3,467	3,167	3,481	3,113	3,013

Total wealth management	10,108	8,973	9,193	8,667	8,047

Mortgage banking	22,686	20,980	7,985	9,727	16,495
Service charges on deposit accounts	3,346	3,384	3,371	3,332	3,437
Gains on sales of premium finance receivables	—	—	—	—	4,429
Gains (losses) on available-for-sale securities	159	9,235	46	392	642
Gain on bargain purchases	250	6,593	26,494	10,894	42,951
Trading gains (losses)	611	210	(1,617)	5,961	4,411
Other:
Fees from covered call options	1,074	703	169	289	—
Bank Owned Life Insurance	811	552	418	623	642
Administrative services	715	744	708	582	511
Miscellaneous	4,701	3,282	3,669	2,140	3,523

Total other income	7,301	5,281	4,964	3,634	4,676

Total Non-Interest Income	$44,461	$54,656	$50,436	$42,607	$85,088

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2010	2010	2009
Salaries and employee benefits:
Salaries	$31,876	$30,537	$28,714	$29,083	$28,426
Commissions and bonus	18,043	17,366	12,967	9,731	11,752
Benefits	9,112	9,111	8,968	10,258	7,777

Total salaries and employee benefits	59,031	57,014	50,649	49,072	47,955
Equipment	4,384	4,203	4,046	3,896	4,097
Occupancy, net	5,927	6,254	6,033	6,230	6,124
Data processing	4,388	3,891	3,669	3,407	3,404
Advertising and marketing	1,881	1,650	1,470	1,314	1,366
Professional fees	4,775	4,555	3,957	3,107	3,556
Amortization of other intangibles	719	701	674	645	744
FDIC insurance	4,572	4,642	5,005	3,809	4,731
OREO expenses, net	7,384	4,767	5,843	1,337	5,293
Other:
Commissions — 3rd party brokers	965	979	1,097	962	757
Postage	1,220	1,254	1,229	1,110	1,367
Stationery and supplies	1,069	812	761	732	859
Miscellaneous	9,886	9,001	8,230	8,317	10,064

Total other expense	13,140	12,046	11,317	11,121	13,047

Total Non-Interest Expense	$106,201	$99,723	$92,663	$83,938	$90,317

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2010	2010	2009
Allowance for loan losses at beginning of period	$110,432	$106,547	$102,397	$98,277	$95,096
Provision for credit losses	28,795	25,528	41,297	29,044	38,603
Other adjustments	—	—	—	1,943	—
Reclassification (to)/from allowance for unfunded lending-related commitments	(1,781)	(206)	785	(99)	(494)
Charge-offs:
Commercial	6,060	3,076	4,781	4,675	8,894
Commercial real estate	13,591	15,727	12,311	20,244	22,894
Home equity	1,322	1,234	3,089	281	1,572
Residential real estate	311	116	310	406	385
Premium finance receivables — commercial	1,820	1,505	17,747	1,933	2,532
Premium finance receivables — life insurance	154	79	—	—	—
Indirect consumer	239	198	256	274	427
Consumer and other	565	288	109	179	148

Total charge-offs	24,062	22,223	38,603	27,992	36,852

Recoveries:
Commercial	268	286	143	443	237
Commercial real estate	57	197	218	442	552
Home equity	2	8	6	8	812
Residential real estate	2	3	2	5	—
Premium finance receivables — commercial	144	220	188	229	194
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	38	29	81	50	44
Consumer and other	8	43	33	47	85

Total recoveries	519	786	671	1,224	1,924

Net charge-offs, excluding covered loans	(23,543)	(21,437)	(37,932)	(26,768)	(34,928)
Covered loans	—	—	—	—	—

Net charge-offs	(23,543)	(21,437)	(37,932)	(26,768)	(34,928)

Allowance for loan losses at period end	$113,903	$110,432	$106,547	$102,397	$98,277

Allowance for unfunded lending-related commitments at period end	4,134	2,375	2,169	3,653	3,554

Allowance for credit losses at period end	$118,037	$112,807	$108,716	$106,050	$101,831

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.11%	0.60%	1.04%	1.02%	2.04%
Commercial real estate	1.66	1.84	1.45	2.42	2.62
Home equity	0.57	0.53	1.34	0.12	0.32
Residential real estate	0.17	0.07	0.23	0.32	0.28
Premium finance receivables — commercial	0.54	0.39	5.46	0.54	1.38
Premium finance receivables — life insurance	0.04	0.02	—	—	—
Indirect consumer	1.51	1.08	0.92	1.00	1.43
Consumer and other	1.98	1.01	0.27	0.48	0.22

Total loans, net of unearned income, excluding covered loans	0.96%	0.89%	1.63%	1.19%	1.61%

Covered loans	—	—	—	—	—

Total loans, net of unearned income	0.92%	0.86%	1.59%	1.19%	1.61%

Net charge-offs as a percentage of the provision for credit losses	81.76%	83.97%	91.85%	92.48%	90.48%

Excluding covered loans:
Loans at period-end	$9,599,886	$9,461,155	$9,324,163	$9,070,562	$8,411,771
Allowance for loan losses as a percentage of loans at period end	1.19%	1.17%	1.14%	1.13%	1.17%
Allowance for credit losses as a percentage of loans at period end	1.23%	1.19%	1.17%	1.17%	1.21%

Including covered loans:
Loans at period-end	$9,934,239	$9,814,995	$9,599,726	$9,070,562	$8,411,771
Allowance for loan losses as a percentage of loans at period end	1.15%	1.13%	1.11%	1.13%	1.17%
Allowance for credit losses as a percentage of loans at period end	1.19%	1.15%	1.13%	1.17%	1.21%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2010	2010	2009
Loans past due greater than 90 days and still accruing:
Commercial	$478	$—	$99	$—	$561
Commercial real-estate	—	—	2,248	1,195	—
Home equity	—	—	—	21	—
Residential real-estate	—	—	—	—	412
Premium finance receivables — commercial	8,096	6,853	6,350	7,479	6,271
Premium finance receivables — life insurance	—	1,222	1,923	5,450	—
Indirect consumer	318	355	579	665	461
Consumer and other	1	2	3	20	95

Total loans past due greater than 90 days and still accruing	8,893	8,432	11,202	14,830	7,800

Non-accrual loans:
Commercial	16,382	19,444	17,741	15,331	16,509
Commercial real-estate	93,963	83,340	82,984	82,389	80,639
Home equity	7,425	6,144	7,149	7,730	8,883
Residential real-estate	6,085	6,644	4,436	5,460	3,779
Premium finance receivables — commercial	8,587	9,082	11,389	14,106	11,878
Premium finance receivables — life insurance	354	222	—	73	704
Indirect consumer	191	446	438	615	995
Consumer and other	252	569	62	426	617

Total non-accrual loans	133,239	125,891	124,199	126,130	124,004

Total non-performing loans:
Commercial	16,860	19,444	17,840	15,331	17,070
Commercial real-estate	93,963	83,340	85,232	83,584	80,639
Home equity	7,425	6,144	7,149	7,751	8,883
Residential real-estate	6,085	6,644	4,436	5,460	4,191
Premium finance receivables — commercial	16,683	15,935	17,739	21,585	18,149
Premium finance receivables — life insurance	354	1,444	1,923	5,523	704
Indirect consumer	509	801	1,017	1,280	1,456
Consumer and other	253	571	65	446	712

Total non-performing loans	$142,132	$134,323	$135,401	$140,960	$131,804
Other real estate owned	71,214	76,654	86,420	89,009	80,163

Total non-performing assets	$213,346	$210,977	$221,821	$229,969	$211,967

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.82%	1.00%	0.98%	0.88%	0.98%
Commercial real-estate	2.81	2.50	2.55	2.51	2.45
Home equity	0.81	0.67	0.78	0.84	0.95
Residential real-estate	1.72	1.94	1.33	1.69	1.37
Premium finance receivables — commercial	1.32	1.20	1.32	1.64	2.49
Premium finance receivables — life insurance	0.02	0.10	0.14	0.45	0.06
Indirect consumer	0.99	1.42	1.47	1.54	1.48
Consumer and other	0.24	0.57	0.07	0.42	0.65

Total loans	1.48%	1.42%	1.45%	1.55%	1.57%

Total non-performing assets as a percentage of total assets	1.58%	1.56%	1.67%	1.79%	1.74%

Allowance for loan losses as a percentage total non-performing loans	80.14%	82.21%	78.69%	72.64%	74.56%